EXHIBIT 99.1

First Niagara Reports First Quarter 2013 Results

First Quarter Highlights:

  Net Income of $0.17 per share included $0.01 in executive departure related charges
  Operating revenues declined 1% QOQ primarily driven by a 3% decline in fee income
  Net interest margin of 3.39% decreased 3 basis points from adjusted fourth quarter
  Lower margins drove a 20% QOQ decline in mortgage banking revenues
  Operating expenses declined $3.7 million from the prior quarter adjusted for executive departure related charges
  Average total loans increased 11% annualized QOQ driven by 13th consecutive quarter of double-digit increases in average commercial lending
  Double-digit average commercial growth rates QOQ in each of the company's geographies
  New York commercial loans increased 9% annualized since HSBC Transaction
  Interest-bearing checking balances up 19% annualized
  New checking account unit production per branch increased 15% QOQ
  Mobile banking platform successfully launched in January 2013
  Strong credit quality maintained
  Originated NPL balances flat QOQ and declined 4 basis points to 1.03% of originated loans
  NCOs equaled 0.27% of average originated loans, compared to 0.35% in 2012

BUFFALO, N.Y., April 19, 2013 (GLOBE NEWSWIRE) -- First Niagara Financial Group, Inc. (Nasdaq:FNFG) today announced first quarter 2013 results that reflect continued organic loan growth, particularly in commercial lending, positive operating leverage driven by strong focus on expense management, and strong credit quality.

"Our first-quarter results are evidence of our continued strong fundamentals and a focus on enhancing shareholder value," said Gary Crosby, Interim President and Chief Executive Officer. "We are driving profitable growth by enabling our people to provide our customers what they need every day, and focusing on the efficiency and effectiveness of our organization as never before. In 2013, it is "business as usual" at First Niagara as we continue to execute our existing strategic plan, focusing on managing expenses, maintaining our strong credit quality and maximizing the company's potential in the diverse and attractive markets we serve."

The company is progressing on its search for a permanent CEO. The Board of Directors' search committee, chaired by Nathaniel D. Woodson and including Carl A. Florio and Carlton L. Highsmith, is being assisted by the national search firm of Korn/Ferry International.

First Quarter Results

In the first quarter of 2013, First Niagara reported net income available to common shareholders of $59.7 million, or $0.17 per diluted share compared to net income of $53.6 million, or $0.15 per diluted share in the fourth quarter of 2012. Results for the first quarter 2013 include the impact of a $6.3 million pre-tax charge, or $0.01 per share related to two executive departures announced last month. Reported GAAP results for the fourth quarter of 2012 included $3.7 million of restructuring charges as well as the impact of the $16 million accelerated CMO premium amortization adjustment.

Net interest margin declined 3 basis points to 3.39% from the adjusted 3.42% reported in the fourth quarter of 2012. Net interest income in the first quarter declined 1% annualized compared to adjusted fourth quarter levels. Noninterest income decreased $2.5 million or 3% from the prior quarter primarily due to lower mortgage banking, deposit service charges, and capital markets revenues.

Balance sheet growth remained strong as average interest-earning assets increased 8% annualized compared to the prior quarter. Average commercial loans increased 17% annualized over the prior quarter, the 13th consecutive quarter of double-digit growth. Average indirect auto loan balances increased $197 million while other consumer loan categories declined modestly compared to the prior quarter. Average interest-checking deposits increased 19% annualized from the prior quarter driven by greater account acquisition activity as well as increases in balances held by customers.

The provision for loan losses on originated loans totaled $18.9 million in the first quarter of 2013, including $9.8 million to support loan growth and $9.1 million to cover net charge-offs during the quarter. At March 31, 2013, nonperforming originated loans were flat compared to prior quarter levels and as a percentage of originated loans decreased four basis points to 1.03% from 1.07% at December 31, 2012. Net charge-offs equaled 27 basis points of average originated loans, compared to 35 basis points in 2012.

First quarter 2013 expenses, excluding a $6.3 million pre-tax charge related to two executive departures announced last month, declined $3.7 million, or 2%, compared to the prior quarter. Seasonal increases in salaries and benefits expense driven by payroll taxes and employee merit increases were more than offset by expense management.

Reported Results (GAAP)	Q1 2013	Q4 2012	Q1 2012
Net interest income	$ 266.1	$ 252.3	$ 242.4
Provision for credit losses	20.2	22.0	20.0
Noninterest income	89.3	91.8	69.9
Noninterest expense	237.7	238.8	200.2
Net income	67.3	61.1	59.9
Preferred stock dividend	7.5	7.5	5.1
Net income available to common shareholders	59.7	53.6	54.8
Weighted average diluted shares outstanding	350.0	349.7	349.1
Earnings per diluted share	$ 0.17	$ 0.15	$ 0.16

All amounts in millions except earnings per diluted share.

"During the first quarter, our focus on managing expenses drove a $3.7 million sequential reduction in operating expenses and resulted in positive operating leverage as well as protecting the downside from the industry-wide decline in mortgage banking revenues, competitive loan pricing  environment and other typical seasonal weaknesses," said Gregory W. Norwood, Chief Financial Officer. "A key focus throughout the remainder of the year will be expense management with only selective hiring and investments that support maximizing revenue potential and enhancing shareholder value while driving our efficiency ratio lower."

Loans

Average total loans increased 11% annualized from the linked quarter boosted by double-digit increases in commercial business (C&I) and commercial real estate (CRE) lending as well as sustained momentum in the company's indirect auto business.  For the 13th consecutive quarter, average commercial loans, which includes commercial business and commercial real estate loans, increased at a double-digit pace organically, up $484 million, or 17% annualized over the prior quarter.  Commercial business loans averaged $5.0 billion, representing an 18% annualized increase over the prior quarter.  Commercial real estate loans increased 16% annualized to $7.2 billion.  Average commercial loans in the company's New York, Western Pennsylvania, Eastern Pennsylvania and New England markets increased at double-digit annualized growth rates of 10%, 29%, 30%, and 25%, respectively. Since the acquisition of HSBC branches in May 2012, commercial loans in the company's New York market have increased at a 9% annualized growth rate.

Average indirect auto loan balances increased $197 million to $712 million. During the first quarter, new originations yielded 3.34%, net of dealer reserve. During the quarter, the company added an additional 72 dealers to its network within its contiguous footprint. Average residential real estate loans declined by $128 million, or 14% annualized, from the fourth quarter reflecting elevated industry-wide prepayment levels.

Deposits

The company continued to focus its efforts to grow its core customer base, re-position its account mix and increase lower cost deposits. Average transaction deposits, which include interest-bearing and noninterest bearing checking balances, increased slightly over the prior quarter and currently represent 32% of the company's deposit base, up from 28% a year ago. Increases in average interest-bearing checking balances were offset by seasonal declines in non-interest bearing deposit balances.

Average interest-bearing checking deposits increased 19% annualized compared to the prior quarter driven by acquisitions of new checking accounts and mass affluent households, particularly in the company's New York state footprint as well as higher balances held by customers. New checking account openings per branch increased 15% over the prior quarter. Average total core deposits, excluding time deposits, totaled $23.4 billion, representing a $150 million decline, or 3% annualized, from the linked quarter. This decline was partially driven by balance attrition due to continued pricing actions taken by the company on money market and online savings accounts.

The average cost of interest-bearing deposits declined four basis points to 0.25% from 0.29% in the fourth quarter. Pricing actions on non-transactional deposit accounts together with a favorable shift in mix of deposits drove the decline in overall cost of interest-bearing deposits.

The company continues to grow and deepen customer relationships by delivering its "Simple Fast Easy" value proposition.  First Niagara launched its mobile banking offering in the first quarter, and approximately 20% of the company's online banking customers have signed up for mobile banking services via smartphone and tablet applications.

The company's Retail business, in tandem with Consumer Finance, continues to further expand relationships with core checking account customers. Beginning in the first quarter, the incentive program for sales personnel at the branches was enhanced to drive greater cross-solving referrals to Consumer Finance and Investment Services businesses. At March 31, 2013, the number of checking account households that also had a mortgage with the company increased 12% annualized from the prior quarter. The number of credit card accounts opened per branch increased by a factor greater than 3x compared to the prior quarter and was primarily driven by marketing campaigns targeted at existing deposit customers and greater cross-solving referrals at the point of sale.

Net Interest Income

First quarter 2013 net interest income of $266.1 million decreased slightly from the prior quarter adjusted amount of $268.6 million.  Compared to the prior quarter, the benefits of an 8% annualized increase in average interest-earning assets were offset by a 3 basis point decline in the adjusted net interest margin from the prior quarter.

In the first quarter of 2013, total premium amortization on the CMO portfolio was $10.4 million compared to an adjusted $14.5 million in the prior quarter.  The modest benefits from slower CMO cash flows together with a 4 basis point decline in cost of interest bearing deposits were offset by continued compression of loan yields from elevated prepayments and reinvestments at lower spreads.

Credit Quality

At March 31, 2013, the allowance for loan losses was $172.0 million, compared to $162.5 million at December 31, 2012.  Information for both the originated and acquired portfolios follows.

	Q1 2013			Q4 2012
$ in millions	Originated	Acquired	Total	Originated	Acquired	Total
Provision for loan losses*	$ 18.9	$ 0.9	$ 19.8	$ 21.4	$ 0.2	$ 21.5
Net charge-offs	9.1	1.2	10.3	7.6	1.3	8.9
NCOs/ Avg Loans	0.27%	0.08%	0.21%	0.24%	0.08%	0.18%
Total loans**	$ 14,100	$ 6,084	$ 20,035	$ 13,372	$ 6,514	$ 19,710

(*) Excludes provision for unfunded commitments of $0.4 million and $0.5 million in 1Q13 and 4Q12, respectively
(**) Acquired loans before associated credit discount; see accompanying tables for further information

Originated loans

The provision for loan losses on originated loans totaled $18.9 million, compared to $21.4 million in the prior quarter. This provision included $9.8 million to support sequential originated loan growth of $0.7 billion and $9.1 million to cover net charge-offs. Net charge-offs equaled 27 basis points of average originated loans in the first quarter of 2013, compared to 35 basis points in 2012.

At March 31, 2013, nonperforming assets to total assets were 0.50%, unchanged from the prior quarter. Nonperforming originated loans as a percentage of originated loans decreased four basis points to 1.03% at March 31, 2013 from 1.07% at December 31, 2012.

At March 31, 2013, the allowance for loan losses on originated loans totaled $170.7 million or 1.21% of such loans, compared to $161.0 million or 1.20% of loans at December 31, 2012.

Acquired loans

The provision for losses on acquired loans totaled $0.9 million, compared to $0.2 million in the prior quarter. Net charge-offs on those portfolios totaled $1.2 million during the quarter, compared to $1.3 million in the prior period.  At March 31, 2013, the allowance for loan losses on acquired loans totaled $1.3 million, compared to $1.6 million at December 31, 2012. Acquired nonperforming loans totaled $27.7 million, compared to $29.6 million at the end of the prior quarter. At March 31, 2013, remaining credit marks available to absorb losses on a pool-by-pool basis totaled $149 million.

Fee Income

First quarter 2013 noninterest income of $89.3 million decreased 3% or $2.5 million compared to the prior quarter primarily due to lower mortgage banking, deposit service charges, and capital markets revenues.

Mortgage banking revenues declined 20% to $6.4 million from $8.1 million in the prior quarter. Deposit service charges declined $1.5 million or 6% from the prior quarter in large part due to seasonality and to a lesser extent due to lower customer non-sufficient funds (NSF) incident rates.  Capital markets income declined 15% to $6.0 million from an all-time high in the prior quarter due to lower derivative swap activity during the quarter.

These declines were partially offset by higher wealth management fees and seasonal increase in insurance commissions. Wealth management services fees increased 7% driven by an 18% annualized increase in assets under management. Insurance commissions increased 6% compared to the fourth quarter driven by typical seasonal increases in renewal rates.

Noninterest Expense

First quarter noninterest expenses were $237.7 million and included $6.3 million in charges related to two recently announced executive departures. Excluding these charges, operating expenses totaled $231.4 million or $3.7 million lower than operating expenses in the fourth quarter of 2012.

First Niagara's focus on expense management resulted in a first-quarter reduction in brand-related marketing expenses as the company focused on select product promotions, as well as sequential decreases in professional fees, technology and communications expenses driven by vendor sourcing management. Compared to the fourth quarter of 2012, marketing and advertising expense declined $4.9 million and professional fees and technology and communications expenses declined $1.6 million and $1.1 million, respectively.

Salaries and benefits expenses increased $4.8 million, compared to the fourth quarter of 2012, entirely due to seasonal increases in payroll tax expenses and employee merit increases.

Operating expenses, excluding the executive departure charges, declined 1.6% outpacing a 1.4% decline in operating revenues and resulted in positive operating leverage during the quarter.  The efficiency ratio, excluding the executive departure related charge, was 65.1% in the first quarter, down slightly from 65.2% in the prior quarter.

Capital

At March 31, 2013, the company's estimated consolidated Total Risk Based capital and Tier 1 Common Risk Based capital ratios were 11.4% and 7.6% respectively.  The company remains well above current regulatory guidelines for well-capitalized institutions.

About First Niagara

First Niagara, through its wholly owned subsidiary, First Niagara Bank, N.A., is a multi-state community-oriented bank with approximately 430 branches, approximately $37 billion in assets, $28 billion in deposits, and approximately 6,000 employees providing financial services to individuals, families and businesses across Upstate New York, Pennsylvania, Connecticut and Massachusetts. For more information, visit www.firstniagara.com.

Investor Call

A conference call will be held at 10:00 a.m. Eastern Time on Friday, April 19, 2013 to discuss the company's financial results. Those wishing to participate in the call may dial toll-free 1-888-324-3414 with the passcode: FNFG. Presentation slides will be used during the earnings conference call and is available under the investor relations tab of our website at www.firstniagara.com. A replay of the call will be available until May 2, 2013 by dialing 1-866-421-6880, passcode: 2563.

Non-GAAP Measures - This news release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (GAAP). The company believes that non-GAAP financial measures provide a meaningful comparison of the underlying operational performance of the company, and facilitate investors' assessments of business and performance trends in comparison to others in the financial services industry. In addition, the company believes the exclusion of these non-operating items enables management to perform a more effective evaluation and comparison of the company's results and to assess performance in relation to the company's ongoing operations. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Where non-GAAP disclosures are used in this news release, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this document.

Forward-Looking Statements - This press release contains forward-looking statements with respect to the financial condition and results of operations of First Niagara Financial Group, Inc. including, without limitations, statements relating to the earnings outlook of the company. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) changes in the interest rate environment; (2) competitive pressure among financial services companies; (3) general economic conditions including an increase in non-performing loans that could result from an economic downturn; (4) changes in legislation or regulatory requirements; (5) difficulties in continuing to improve operating efficiencies; (6) difficulties in the integration of acquired businesses; and (7) increased risk associated with an increase in commercial real estate and business loans and non-performing loans.

First Niagara Financial Group, Inc.
Income Statement Highlights -- Reported Basis
(in thousands, except per share amounts)

	2013	2012				2011
	First	Fourth	Third	Second	First	Fourth
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter

Interest income:
Loans and leases	$ 206,640	$ 212,035	$ 211,767	$ 200,725	$ 189,385	$ 195,434
Investment securities and other	88,961	71,564	90,101	99,116	101,395	96,472
Total interest income	295,601	283,599	301,868	299,841	290,780	291,906

Interest expense:
Deposits	14,277	16,902	18,358	16,391	14,998	21,521
Borrowings	15,194	14,411	13,905	24,437	33,411	27,872
Total interest expense	29,471	31,313	32,263	40,828	48,409	49,393

Net interest income	266,130	252,286	269,605	259,013	242,371	242,513
Provision for credit losses	20,200	22,000	22,200	28,100	20,000	13,400
Net interest income after provision	245,930	230,286	247,405	230,913	222,371	229,113

Noninterest income:
Deposit service charges	24,800	26,345	26,422	21,433	17,037	18,049
Insurance commissions	16,355	15,497	18,764	17,072	16,833	15,440
Merchant and card fees	11,298	11,945	12,014	9,271	5,528	5,044
Wealth management services	12,845	12,000	11,069	9,207	9,039	8,179
Mortgage banking	6,424	8,060	10,974	7,174	5,649	5,279
Capital markets income	6,031	7,098	6,381	6,831	6,539	2,746
Lending and leasing	3,906	3,739	3,730	4,245	3,123	3,103
Bank owned life insurance	3,467	3,021	3,449	3,848	3,387	3,302
Other income	4,186	4,116	9,400	16,517	2,773	2,543
Total noninterest income	89,312	91,821	102,203	95,598	69,908	63,685

Noninterest expense:
Salaries and benefits	115,790	111,026	115,484	104,507	96,477	88,796
Occupancy and equipment	28,045	27,609	25,694	24,089	22,017	22,580
Technology and communications	27,113	28,257	28,110	24,434	19,713	18,942
Marketing and advertising	4,346	9,292	8,954	6,676	6,763	7,724
Professional services	9,603	11,163	11,193	9,263	8,895	11,669
Amortization of intangibles	14,119	14,224	14,506	9,839	6,466	6,586
FDIC premiums	8,901	9,158	8,850	10,552	6,133	6,097
Merger and acquisition integration expenses	--	3,678	29,404	131,460	12,970	6,149
Restructuring charges	--	--	--	3,750	2,703	13,496
Other expense	29,749	24,377	24,347	21,069	18,041	20,132
Total noninterest expense	237,666	238,784	266,542	345,639	200,178	202,171

Income (loss) before income tax	97,576	83,323	83,066	(19,128)	92,101	90,627
Income tax expense (benefit)	30,291	22,226	24,682	(8,204)	32,236	32,166
Net income (loss)	67,285	61,097	58,384	(10,924)	59,865	58,461
Preferred stock dividend	7,547	7,547	7,547	7,547	5,115	--
Net income (loss) available to common stockholders	$ 59,738	$ 53,550	$ 50,837	$ (18,471)	$ 54,750	$ 58,461

Financial Ratios:
Earnings (loss) per basic share	$ 0.17	$ 0.15	$ 0.15	$ (0.05)	$ 0.16	$ 0.19
Earnings (loss) per diluted share	$ 0.17	0.15	0.14	(0.05)	0.16	0.19
Weighted average shares outstanding - basic(1)	349,278	349,071	349,001	348,941	348,823	304,065
Weighted average shares outstanding - diluted(1)	349,999	349,663	349,371	348,941	349,069	304,341
Net revenue(2)	$ 355,442	$ 344,107	$ 371,808	$ 354,611	$ 312,279	$ 306,198
Noninterest income as a percentage of net revenue(2)	25.13%	26.68%	27.49%	26.96%	22.39%	20.80%
Pre-tax, pre-provision income(3)	$ 117,776	$ 105,323	$ 105,266	$ 8,972	$ 112,101	$ 104,027
Pre-tax, pre-provision income per diluted share(3)	$ 0.34	$ 0.30	$ 0.30	$ 0.03	$ 0.32	$ 0.34
Pre-tax, pre-provision return on average assets(3)	1.30%	1.15%	1.19%	0.10%	1.36%	1.30%
Net interest margin(4)	3.39%	3.22%	3.54%	3.26%	3.34%	3.48%
Interest yield on average loans(4)	4.25%	4.39%	4.47%	4.59%	4.62%	4.76%
Rate paid on interest-bearing liabilities	0.44%	0.48%	0.51%	0.61%	0.79%	0.82%
Efficiency ratio	66.86%	69.39%	71.69%	97.47%	64.10%	66.03%
Effective tax rate	31.0%	26.7%	29.7%	42.9%	35.0%	35.5%
Return on average assets(5)	0.74%	0.67%	0.66%	(0.12)%	0.73%	0.73%
Return on average equity(5)	5.50%	4.92%	4.77%	(0.90)%	4.96%	5.54%
Return on average tangible equity(3)(5)	11.62%	10.45%	10.34%	(1.64)%	7.90%	9.75%
Return on average common equity	5.24%	4.62%	4.46%	(1.64)%	4.88%	5.63%
Return on average tangible common equity(3)	12.05%	10.72%	10.60%	(3.18)%	8.12%	10.03%

(1) Share count excludes unallocated ESOP shares and unvested restricted stock shares.
(2) Net revenue is comprised of net interest income and noninterest income.
(3) The tables in this earnings release present computation of earnings and certain other ratios using non-GAAP financial measures, which we believe provide investors with information that is useful in understanding our financial performance and position. See Appendix A for further detail.
(4) Yields and rates calculated on a tax equivalent basis.
(5) Return used to calculate ratio excludes preferred stock dividend.

First Niagara Financial Group, Inc.
Period End Balance Sheet
(in thousands)

	2013	2012				2011
	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,

Cash and cash equivalents	$ 424,176	$ 430,862	$ 447,087	$ 488,227	$ 370,380	$ 836,555
Investment securities:
Available for sale	7,876,160	10,993,605	10,579,970	9,937,271	12,248,058	9,348,296
Held to maturity	4,218,687	1,299,806	1,387,763	1,463,872	2,503,156	2,669,630
FHLB and FRB common stock	401,373	420,277	373,311	329,555	499,328	358,159
Total investment securities	12,496,220	12,713,688	12,341,044	11,730,698	15,250,542	12,376,085
Loans held for sale	126,389	154,745	117,375	101,596	102,513	94,484
Loans and leases:
Commercial:
Real estate	7,295,544	7,093,193	6,835,971	6,710,009	6,369,098	6,244,381
Business	5,044,738	4,953,323	4,682,154	4,514,537	4,108,363	3,771,649
Total commercial loans	12,340,282	12,046,516	11,518,125	11,224,546	10,477,461	10,016,030
Consumer:
Residential real estate	3,614,912	3,761,567	3,870,756	4,037,045	3,881,003	4,012,267
Home equity	2,646,645	2,651,891	2,661,429	2,683,236	2,149,135	2,165,988
Indirect auto	818,401	601,456	419,258	185,774	--	--
Credit cards	298,310	314,973	308,387	304,368	--	--
Other consumer	316,669	333,609	328,571	328,547	283,320	278,298
Total consumer loans	7,694,937	7,663,496	7,588,401	7,538,970	6,313,458	6,456,553
Total loans and leases	20,035,219	19,710,012	19,106,526	18,763,516	16,790,919	16,472,583
Allowance for loan losses	172,002	162,522	149,933	138,516	126,746	120,100
Loans and leases, net	19,863,217	19,547,490	18,956,593	18,625,000	16,664,173	16,352,483
Bank owned life insurance	407,419	404,321	401,211	397,739	395,944	392,468
Goodwill and other intangibles	2,567,681	2,617,810	2,626,625	2,631,605	1,796,394	1,803,240
Other assets	959,459	937,317	983,999	1,130,891	937,859	955,300
Total assets	$ 36,844,561	$ 36,806,232	$ 35,873,934	$ 35,105,756	$ 35,517,805	$ 32,810,615

Deposits:
Savings accounts	$ 3,915,836	$ 3,887,587	$ 3,941,528	$ 4,103,773	$ 2,554,720	$ 2,621,016
Interest-bearing checking	4,534,444	4,450,970	4,090,322	3,887,568	2,431,672	2,259,576
Money market deposits	10,493,243	10,581,137	10,801,280	10,919,766	7,100,646	7,220,902
Noninterest-bearing deposits	4,803,835	4,643,580	4,658,374	4,774,764	3,200,824	3,335,356
Certificates of deposit	3,985,702	4,113,257	4,206,192	4,211,116	3,741,525	3,968,265
Total deposits	27,733,060	27,676,531	27,697,696	27,896,987	19,029,387	19,405,115

Short-term borrowings	2,928,929	2,983,718	1,995,610	958,044	6,353,189	2,208,845
Long-term borrowings	732,510	732,425	732,339	732,263	4,688,251	5,918,276
Other liabilities	503,389	487,000	532,868	700,249	571,532	480,201
Total liabilities	31,897,888	31,879,674	30,958,513	30,287,543	30,642,359	28,012,437
Preferred stockholders' equity	338,002	338,002	338,002	338,002	338,002	338,002
Common stockholders' equity	4,608,671	4,588,556	4,577,419	4,480,211	4,537,444	4,460,176
Total stockholders' equity	4,946,673	4,926,558	4,915,421	4,818,213	4,875,446	4,798,178
Total liabilities and stockholders' equity	$ 36,844,561	$ 36,806,232	$ 35,873,934	$ 35,105,756	$ 35,517,805	$ 32,810,615

Selected balance sheet information:
Total interest-earning assets(1)	$ 32,524,313	$ 32,321,964	$ 31,316,470	$ 30,403,035	$ 31,959,556	$ 29,284,139
Total interest-bearing liabilities	26,590,664	26,749,094	25,767,271	24,812,530	26,870,002	24,196,880
Net interest-earning assets	$ 5,933,649	$ 5,572,870	$ 5,549,199	$ 5,590,505	$ 5,089,554	$ 5,087,259

Tangible common equity(2)	$ 2,040,990	$ 1,970,746	$ 1,950,794	1,848,606	2,741,050	2,656,936
Unrealized gain on securities, net of tax(3)	160,942	206,732	204,347	133,430	152,408	105,276

Total core deposits	$ 23,747,358	$ 23,563,274	$ 23,491,504	$ 23,685,871	$ 15,287,862	$ 15,436,850

Originated loans(4)	$ 14,100,190	$ 13,372,357	$ 12,232,568	$ 11,392,158	$ 10,517,021	$ 9,876,005
Acquired loans(5)	6,083,912	6,513,636	7,085,839	7,600,213	6,459,798	6,801,689
Credit related discount on acquired loans(6)	(148,883)	(175,981)	(211,881)	(228,855)	(185,900)	(205,111)
Total Loans	$ 20,035,219	$ 19,710,012	$ 19,106,526	$ 18,763,516	$ 16,790,919	$ 16,472,583

(1) Includes interest bearing cash and cash equivalents, investment securities at amortized cost, loans held for sale, and total loans and leases.
(2) The tables in this earnings release present computation of earnings and certain other ratios using non-GAAP financial measures, which we believe provide investors with information that is useful in understanding our financial performance and position. See Appendix A for further detail.
(3) Unrealized gain at March 31, 2013 excludes $54 million of net pre-tax unrealized gains recorded in accumulated other comprehensive income related to available for sale securities transferred to held to maturity classification as of March 31, 2013.
(4) Originated loans represent total loans excluding acquired loans.
(5) Represents the carrying value of acquired loans plus the principal not expected to be collected.
(6) Represent principal on acquired loans not expected to be collected.

First Niagara Financial Group, Inc.
Average Balance Sheet and Related Tax Equivalent Yields & Rates
(in millions)
	For the three months ended
	March 31, 2013			December 31, 2012			March 31, 2012
	Average	Interest(1)	Yields	Average	Interest(1)	Yields	Average	Interest(1)	Yields
	Balances		and Rates(1)	Balances		and Rates(1)(2)	Balances		and Rates(1)
Interest-earning assets:
Loans and leases(3)
Commercial:
Real estate	$ 7,179	$ 76	4.25%	$ 6,911	$ 79	4.45%	$ 6,300	$ 79	4.98%
Business	4,999	47	3.74	4,783	47	3.89	3,915	41	4.08
Total commercial loans	12,178	123	4.04	11,694	126	4.22	10,215	120	4.63
Consumer:
Residential real estate	3,691	37	4.01	3,819	39	4.05	3,945	42	4.28
Home equity	2,648	28	4.29	2,659	29	4.31	2,157	24	4.40
Indirect auto	712	6	3.29	515	5	3.50	--	--	--
Credit cards	304	8	10.40	310	8	10.19	--	--	--
Other consumer	328	7	8.17	328	7	8.73	278	5	7.34
Total consumer loans	7,683	85	4.50	7,631	87	4.54	6,380	71	4.47
Total loans and leases	19,861	208	4.25	19,325	213	4.39	16,595	191	4.62
Residential MBS(2)	5,488	34	2.50	5,746	36	2.50	8,550	65	3.03
Commercial MBS	1,914	18	3.78	1,953	18	3.79	1,704	17	3.99
Other investment securities (4)	4,822	38	3.19	4,474	35	3.16	2,678	23	3.44
Total securities, at cost(2)	12,224	91	2.97	12,173	90	2.95	12,932	105	3.24
Money market and other investments	241	1	1.31	207	1	1.54	256	1	0.94
Total interest-earning assets(2)	32,326	$ 300	3.76%	31,705	$ 304	3.81%	29,783	$ 296	3.99%
Goodwill and other intangibles	2,609			2,619			1,801
Other noninterest-earning assets	1,872			2,005			1,540

Total assets	$ 36,807			$ 36,329			$ 33,124

Interest-bearing liabilities:
Deposits
Savings accounts	$ 3,894	$ 1	0.11%	$ 3,898	$ 2	0.18%	$ 2,566	$ --	0.03%
Interest-bearing checking	4,379	1	0.05	4,181	1	0.07	2,224	1	0.10
Money market deposits	10,643	6	0.23	10,810	7	0.25	7,167	5	0.28
Certificates of deposit	4,081	7	0.67	4,259	8	0.71	3,827	9	0.98
Total interest bearing deposits	22,997	14	0.25%	23,148	17	0.29%	15,784	15	0.38%
Borrowings
Short-term borrowings	3,152	3	0.40%	2,331	2	0.38%	3,632	6	0.65%
Long-term borrowings	730	12	6.71	732	12	6.63	5,334	27	2.07
Total borrowings	3,882	15	1.59	3,063	14	1.87	8,966	33	1.50
Total interest-bearing liabilities	26,879	$ 29	0.44%	26,211	$ 31	0.48%	24,750	$ 48	0.79%
Noninterest-bearing deposits	4,468			4,645			3,053
Other noninterest-bearing liabilities	502			528			471
Total liabilities	31,849			31,384			28,274
Total stockholders' equity	4,958			4,945			4,850
Total liabilities and stockholders' equity	$ 36,807			$ 36,329			$ 33,124

Net interest income (FTE)		$ 270			$ 273			$ 248
Taxable Equivalent Adjustment(1)		4			4			6

Total core deposits	$ 23,384	$ 8	0.13%	$ 23,534	$ 10	0.16%	$ 15,010	$ 6	0.15%
Total deposits	27,465	14	0.21%	27,793	17	0.24%	18,837	15	0.32%

Tax equivalent net interest rate spread(2)			3.32%			3.33%			3.20%
Tax equivalent net interest rate margin(2)			3.39%			3.42%			3.34%

(1) Tax equivalent interest income is calculated using a 35% tax rate.
(2) Amounts for the three months ended December 31, 2012 exclude accelerated CMO adjustments of $16 million. The yields, including these adjustments, are:
			Three months ended December 31, 2012
Residential MBS			1.37%
Total securities, at cost			2.41%
Total interest earning assets			3.61%
Tax equivalent net interest rate spread			3.13%
Tax equivalent net interest rate margin			3.22%
(3) Includes nonaccrual loans.
(4) Includes debt securities, collateralized loan obligations, asset-backed securities, FHLB and FRB common stock, and other investment securities.

First Niagara Financial Group, Inc.
Allowance for Loans and Lease Losses & Asset Quality
(in thousands)
	2013	2012				2011
	First	Fourth	Third	Second	First	Fourth
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
Beginning balance	$ 162,522	$ 149,933	$ 138,516	$ 126,746	$ 120,100	$ 112,749
Net loan (charge-offs) recoveries:
Commercial real estate	$ (2,121)	$ (1,935)	$ (1,791)	$ (2,384)	$ (5,994)	$ 212
Commercial business	(4,902)	(3,385)	(6,077)	(10,958)	(4,143)	(4,665)
Residential real estate	(427)	(658)	(396)	(155)	(1,120)	(318)
Home equity	(613)	(673)	(401)	(1,536)	(1,161)	(268)
Other consumer	(2,257)	(2,285)	(1,406)	(805)	(836)	(796)
Total net loan charge-offs	$ (10,320)	$ (8,936)	$ (10,071)	$ (15,838)	$ (13,254)	$ (5,835)
Provision for loan losses	19,800	21,525	21,800	27,803	19,900	13,186
Allowance related to loans sold	--	--	(312)	(195)	--	--
Ending balance	$ 172,002	$ 162,522	$ 149,933	$ 138,516	$ 126,746	$ 120,100

Supplemental information
Allowance to loans	0.86%	0.82%	0.78%	0.74%	0.75%	0.73%
Allowance for originated loans to originated loans(1)	1.21%	1.20%	1.20%	1.19%	1.19%	1.20%

Net charge-offs to average loans (annualized)
Commercial real estate	0.12%	0.11%	0.11%	0.15%	0.38%	-0.01%
Commercial business	0.39%	0.28%	0.53%	1.02%	0.42%	0.51%
Total commercial loans	0.23%	0.18%	0.28%	0.49%	0.40%	0.18%
Residential real estate	0.05%	0.07%	0.04%	0.02%	0.11%	0.03%
Home equity	0.09%	0.10%	0.06%	0.25%	0.22%	0.05%
Other consumer	0.67%	0.79%	0.60%	0.61%	1.20%	1.14%
Total consumer loans	0.17%	0.19%	0.12%	0.15%	0.20%	0.08%
Total loans	0.21%	0.18%	0.21%	0.36%	0.32%	0.14%

Net charge-offs of originated loans to average originated loans (annualized)(1)
Commercial real estate	0.10%	0.07%	0.12%	0.18%	0.16%	-0.05%
Commercial business	0.45%	0.33%	0.64%	1.25%	0.54%	0.67%
Total commercial loans	0.26%	0.19%	0.36%	0.66%	0.32%	0.25%
Residential real estate	0.10%	0.15%	0.09%	0.04%	0.27%	0.08%
Home equity	0.19%	0.21%	0.13%	0.51%	0.40%	0.10%
Other consumer	0.64%	0.94%	0.59%	0.81%	1.25%	1.51%
Total consumer loans	0.28%	0.35%	0.18%	0.28%	0.38%	0.17%
Total loans	0.27%	0.24%	0.30%	0.55%	0.34%	0.22%

Nonperforming loans:
Originated(1):
Commercial real estate	$ 49,953	$ 50,848	$ 46,413	$ 46,881	$ 44,749	$ 43,119
Commercial business	47,523	47,066	37,375	30,714	39,682	20,173
Residential real estate	28,455	27,192	21,377	23,058	22,021	18,668
Home equity	14,270	14,233	8,084	8,119	7,071	6,790
Other consumer	5,444	3,737	938	926	697	1,048
Total originated nonperforming loans	145,645	143,076	114,187	109,698	114,220	89,798
Total acquired nonperforming loans(2)	27,678	29,648	28,193	19,374	19,041	--
Total nonperforming loans	173,323	172,724	142,380	129,072	133,261	89,798
Real estate owned	10,816	10,114	9,669	10,632	7,202	4,482
Total nonperforming assets	$ 184,139	$ 182,838	$ 152,049	$ 139,704	$ 140,463	$ 94,280

Accruing troubled debt restructurings (TDR)	$ 64,311	$ 46,280	$ 55,732	$ 42,140	$ 42,358	$ 43,888
Loans 90 days past due still accruing(3)	172,062	171,568	145,323	125,668	116,810	143,237
Total classified loans(4)	720,197	708,468	693,006	732,762	753,536	748,375
Total criticized loans(5)	$ 1,044,874	$ 1,002,659	$ 990,670	$ 1,030,471	$ 1,044,731	$ 1,144,222

Total nonperforming loans to loans	0.87%	0.88%	0.75%	0.69%	0.79%	0.55%
Total nonperforming originated loans to originated loans(1)	1.03%	1.07%	0.93%	0.96%	1.09%	0.91%
Total nonperforming assets to loans and real estate owned	0.92%	0.93%	0.80%	0.74%	0.84%	0.57%
Total nonperforming assets to assets	0.50%	0.50%	0.42%	0.40%	0.34%	0.29%
Allowance to nonperforming loans	99.2%	94.1%	105.3%	107.3%	95.1%	133.7%
Texas ratio(6)	16.10%	16.61%	14.16%	13.35%	8.97%	8.55%

Originated loans(1)	$ 14,100,190	$ 13,372,357	$ 12,232,568	$ 11,392,158	$ 10,517,021	$ 9,876,005
Acquired loans(7)	6,083,912	6,513,636	7,085,839	7,600,213	6,459,798	6,801,689
Credit related discount on acquired loans(8)	(148,883)	(175,981)	(211,881)	(228,855)	(185,900)	(205,111)
Total Loans	$ 20,035,219	$ 19,710,012	$ 19,106,526	$ 18,763,516	$ 16,790,919	$ 16,472,583

(1) Originated loans represent total loans excluding acquired loans.
(2) Nonperforming acquired loans include certain lines of credit that are considered nonaccruing. The remaining credit discount, recorded at acquisition, is adequate to cover losses on these balances.
(3) Includes acquired loans that were originally recorded at fair value upon acquisition, credit card loans, and loans that have matured which are in the process of collection.
(4) Includes consumer loans, which are considered classified when they are 90 days or more past due. Classified loans include substandard, doubtful, and loss, which are consistent with regulatory definitions, and as described in Item 1, "Business", under the heading "Asset Quality Review" in our Annual Report on 10-K for the year ended December 31, 2012.
(5) Criticized loans includes consumer loans when they are 90 days or more past due. Criticized loans include special mention, substandard, doubtful, and loss.
(6) Represents ratio computed using non-GAAP financial measures, which we believe provide investors with information that is useful in understanding our financial performance and position. See Appendix A for further detail.
(7) Represents the carrying value of acquired loans plus the principal not expected to be collected.
(8) Represent principal on acquired loans not expected to be collected.

First Niagara Financial Group, Inc.
Key Statistics
(Share counts in thousands)

	2013	2012					2011
	March 31,	December 31,	September 30,	June 30,	March 31,		December 31,
First Niagara Financial Group, Inc capital ratios:
Tier 1 risk based capital	9.45%	9.29%	9.51%	9.40%	14.66%	(1)	15.60%	(1)
Tier 1 common capital(2)	7.64%	7.45%	7.59%	7.41%	12.47%	(1)	13.23%	(1)
Total risk based capital	11.38%	11.23%	11.48%	11.37%	16.75%	(1)	17.84%	(1)
Leverage	6.92%	6.75%	6.83%	6.32%	9.67%	(1)	9.97%	(1)
Equity to assets	13.43%	13.39%	13.70%	13.72%	13.73%	(1)	14.62%	(1)
Tangible common equity to tangible assets(2)	5.95%	5.77%	5.87%	5.69%	8.13%	(1)	8.57%	(1)

First Niagara Bank, N.A capital ratios:
Tier 1 risk based capital	10.15%	9.94%	10.19%	9.63%	14.69%	(1)	14.66%	(1)
Total risk based capital	10.89%	10.66%	10.88%	10.57%	15.66%	(1)	16.47%	(1)
Leverage	7.43%	7.23%	7.32%	6.48%	9.69%	(1)	9.38%	(1)

Number of branches	427	430	432	452	334		333
Full time equivalent employees	5,875	5,927	6,036	6,103	4,753		4,827

Share information and per share metrics:
Common shares outstanding	353,008	352,621	352,632	352,665	351,936		351,834
Preferred shares outstanding	14,000	14,000	14,000	14,000	14,000		14,000
Treasury shares	12,994	13,381	13,370	13,337	14,066		14,168
Market price (NASDAQ: FNFG):	$ 8.86	$ 7.93	$ 8.07	$ 7.65	$ 9.84		$ 8.63
Book value per share(3)	13.19	13.15	13.11	12.84	13.00		12.79
Tangible book value per share(2)(3)	5.84	5.65	5.59	5.30	7.86		7.62
Price/Book	67.17%	60.30%	61.56%	59.58%	75.69%		67.47%
Price/Tangible book(2)	151.71%	140.35%	144.36%	144.34%	125.19%		113.25%
Common stock dividends	$ 0.08	$ 0.08	$ 0.08	$ 0.08	$ 0.08		$ 0.16
Preferred stock dividends	0.54	0.54	0.54	0.54	0.37		--
Dividend payout ratio	47.06%	53.33%	53.33%	N/M	50.00%		84.21%
Dividend yield (annualized)	3.66%	4.01%	3.94%	4.21%	3.27%		7.36%

N/M Not meaningful
(1) Ratios reflect the impact of our capital raise completed in December 2011, the proceeds of which were used to consummate the acquisition of branches from HSBC Bank-USA, National Association in May 2012.
(2) The tables in this earnings release present computation of earnings and certain other ratios using non-GAAP financial measures, which we believe provide investors with information that is useful in understanding our financial performance and position. See Appendix A for further detail.
(3) Share count excludes unallocated ESOP shares and unvested restricted stock shares.

First Niagara Financial Group, Inc.
Appendix A - Non-GAAP Reconciliation
(in thousands, except per share amounts)

	2013	2012				2011
	First	Fourth	Third	Second	First	Fourth
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
Financial ratios computed on an operating basis(1):
Earnings per basic share	$ 0.17	$ 0.19	$ 0.19	$ 0.19	$ 0.19	$ 0.24
Earnings per diluted share	0.17	0.19	0.19	0.19	0.19	0.24
Weighted average shares outstanding - basic(2)	349,278	349,071	349,001	348,941	348,823	304,065
Weighted average shares outstanding - diluted(2)	349,999	349,663	349,371	348,941	349,069	304,341
Noninterest income as a percentage of net revenue(4)	25.13%	25.48%	26.43%	22.96%	22.39%	20.80%
Pre-tax, pre-provision income	117,776	125,281	129,333	136,645	127,774	123,672
Pre-tax, pre-provision income per diluted share	0.34	0.36	0.37	0.39	0.37	0.41
Pre-tax, pre-provision return on average assets	1.30%	1.37%	1.46%	1.51%	1.55%	1.55%
Net interest margin(3)	3.39%	3.42%	3.54%	3.37%	3.34%	3.48%
Interest yield on average loans(3)	4.25%	4.39%	4.47%	4.59%	4.62%	4.76%
Rate paid on interest-bearing liabilities(3)	0.44%	0.48%	0.51%	0.61%	0.79%	0.82%
Efficiency ratio	66.86%	65.24%	64.71%	60.63%	59.08%	59.61%
Effective tax rate	31.0%	27.0%	30.9%	33.5%	35.0%	34.7%
Return on average assets	0.74%	0.83%	0.83%	0.80%	0.85%	0.90%
Return on average equity	5.50%	6.06%	6.04%	5.95%	5.81%	6.82%
Return on average tangible equity(5)	11.62%	12.89%	13.11%	10.86%	9.24%	12.02%
Return on average common equity	5.24%	5.86%	5.83%	5.72%	5.79%	6.93%
Return on average tangible common equity(6)	12.05%	13.57%	13.86%	11.13%	9.63%	12.36%

Reconciliation of net interest income on operating basis to reported net interest income(1):
Total net interest income on operating basis (Non-GAAP)	$ 266,130	$ 268,566	$ 269,605	$ 267,371	$ 242,371	$ 242,513
Additional premium amortization on securities portfolio	--	(16,280)	--	(8,358)	--	--
Total reported net interest income (GAAP)	266,130	252,286	269,605	259,013	242,371	242,513

Reconciliation of noninterest income on operating basis to reported noninterest income(1):
Total noninterest income on operating basis (Non-GAAP)	$ 89,312	$ 91,821	$ 96,866	$ 79,703	$ 69,908	$ 63,685
Gain on securities portfolio repositioning	--	--	5,337	15,895	--	--
Total reported noninterest income (GAAP)	89,312	91,821	102,203	95,598	69,908	63,685

Reconciliation of noninterest expense on operating basis to reported noninterest expense(1):
Total noninterest expense on operating basis (Non-GAAP)	$ 237,666	$ 235,106	$ 237,138	$ 210,429	$ 184,505	$ 182,526
Merger and acquisition integration expenses	--	3,678	29,404	131,460	12,970	6,149
Restructuring charges	--	--	--	3,750	2,703	13,496
Total reported noninterest expense (GAAP)	$ 237,666	$ 238,784	$ 266,542	$ 345,639	$ 200,178	$ 202,171

Reconciliation of net operating income to net income(1):
Net operating income (Non-GAAP)	$ 67,285	$ 75,358	$ 74,027	$ 72,188	$ 70,053	$ 72,057
Nonoperating income and expenses, net of tax:
Additional premium amortization on securities portfolio	--	11,633	--	5,558	--	--
Gain on securities portfolio repositioning	--	--	(3,469)	(10,331)	--	--
Merger and acquisition integration expenses	--	2,628	19,112	85,448	8,431	4,256
Restructuring charges	--	--	--	2,437	1,757	9,340
Total nonoperating expenses, net of tax	--	14,261	15,643	83,112	10,188	13,596
Net income (GAAP)	$ 67,285	$ 61,097	$ 58,384	$ (10,924)	$ 59,865	$ 58,461

Reconciliation of net operating income available to common stockholders to net income available to common stockholders(1):
Net operating income available to common stockholders (Non-GAAP)	$ 59,738	$ 67,811	$ 66,480	$ 64,641	$ 64,938	$ 72,057
Nonoperating income and expenses, net of tax:
Additional premium amortization on securities portfolio	--	11,633	--	5,558	--	--
Gain on securities portfolio repositioning	--	--	(3,469)	(10,331)	--	--
Merger and acquisition integration expenses	--	2,628	19,112	85,448	8,431	4,256
Restructuring charges	--	--	--	2,437	1,757	9,340
Total nonoperating income and expenses, net of tax	--	14,261	15,643	83,112	10,188	13,596
Net income available to common stockholders (GAAP)	$ 59,738	$ 53,550	$ 50,837	$ (18,471)	$ 54,750	$ 58,461

Computation of pre-tax,pre-provision income:
Net interest income	$ 266,130	$ 252,286	$ 269,605	$ 259,013	$ 242,371	$ 242,513
Noninterest income	89,312	91,821	102,203	95,598	69,908	63,685
Noninterest expense	(237,666)	(238,784)	(266,542)	(345,639)	(200,178)	(202,171)
Pre-tax, pre-provision income (GAAP)	117,776	105,323	105,266	8,972	112,101	104,027
Add back: non-operating premium amortization	--	16,280	--	8,358	--	--
Add back: non-operating noninterest expenses (1)	--	3,678	29,404	135,210	15,673	19,645
Less: non-operating noninterest income (1)	--	--	(5,337)	(15,895)	--	--
Pre-tax, pre-provision income (Non-GAAP)(1)	$ 117,776	$ 125,281	$ 129,333	$ 136,645	$ 127,774	$ 123,672

(1) Net interest income, noninterest income and expense on an operating basis, net operating income, and pre-tax, pre-provision income on an operating basis are non-GAAP measures that we believe provide meaningful comparisons of our underlying operational performance and facilitates investors' assessments of business and performance trends in comparison to others in the financial services industry. In addition, we believe exclusion of these nonoperating items enables management to perform a more effective evaluation and comparison of our results and to assess performance in relation to our ongoing operations.
(2) Share count excludes unallocated ESOP shares and unvested restricted stock shares.
(3) Yields and rates calculated on a tax equivalent basis.
(4) Net revenue is comprised of net interest income and noninterest income.
(5) Tangible equity is a non-GAAP measure and excludes goodwill and other intangibles.
(6) Tangible common equity is a non-GAAP measure and excludes goodwill and other intangibles as well as preferred stock.
First Niagara Financial Group, Inc.
Appendix A - Non-GAAP Reconciliation (Cont.)
(in thousands, except per share amounts)

	2013	2012				2011
	First	Fourth	Third	Second	First	Fourth
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter
Computation of Ending Tangible Common Equity:
Total stockholders' equity	$ 4,946,673	$ 4,926,558	$ 4,915,421	$ 4,818,213	$ 4,875,446	$ 4,798,178
Less: Goodwill and other intangibles	(2,567,681)	(2,617,810)	(2,626,625)	(2,631,605)	(1,796,394)	(1,803,240)
Less: Preferred stockholders' equity	(338,002)	(338,002)	(338,002)	(338,002)	(338,002)	(338,002)
Tangible common equity	$ 2,040,990	$ 1,970,746	$ 1,950,794	$ 1,848,606	$ 2,741,050	$ 2,656,936

Computation of Average Tangible Equity:
Total stockholders' equity	$ 4,958,402	$ 4,945,132	$ 4,872,605	$ 4,879,791	$ 4,850,276	$ 4,188,800
Less: Goodwill and other intangibles	(2,609,409)	(2,619,322)	(2,626,666)	(2,206,682)	(1,800,613)	(1,809,690)
Tangible equity	$ 2,348,993	$ 2,325,810	$ 2,245,939	$ 2,673,109	$ 3,049,663	$ 2,379,110

Computation of Average Tangible Common Equity:
Total stockholders' equity	$ 4,958,402	$ 4,945,132	$ 4,872,605	$ 4,879,791	$ 4,850,276	$ 4,188,800
Less: Goodwill and other intangibles	(2,609,409)	(2,619,322)	(2,626,666)	(2,206,682)	(1,800,613)	(1,809,690)
Less: Preferred stockholders' equity	(338,002)	(338,002)	(338,002)	(338,002)	(338,002)	(66,226)
Tangible common equity	$ 2,010,991	$ 1,987,808	$ 1,907,937	$ 2,335,107	$ 2,711,661	$ 2,312,884

Computation of Texas Ratio:
Nonperforming Assets	$ 184,139	$ 182,838	$ 152,049	$ 139,704	$ 140,463	$ 94,280
Loans 90 days past due still accruing(1)	172,062	171,548	145,323	125,668	116,810	143,237
Sum of nonperforming assets and loans 90 days past due still accruing	$ 356,201	$ 354,386	$ 297,372	$ 265,372	$ 257,273	$ 237,517

Tangible common equity	$ 2,040,990	$ 1,970,746	$ 1,950,794	$ 1,848,606	$ 2,741,050	$ 2,656,936
Allowance for loan losses	172,002	162,522	149,933	138,516	126,746	120,100
Sum of tangible common equity and allowance for loan losses	$ 2,212,992	$ 2,133,268	$ 2,100,727	$ 1,987,122	$ 2,867,796	$ 2,777,036

Sum of nonperforming assets and acquired loans 90 days past due still accruing/Sum of tangible common equity and allowance for loan losses	16.10%	16.61%	14.16%	13.35%	8.97%	8.55%

Computation of Tier 1 Common Capital:
Tier 1 capital	$ 2,356,763	$ 2,264,679	$ 2,225,121	$ 2,128,702	$ 3,009,727	$ 2,962,031
Less: Qualifying restricted core capital elements	(112,236)	(112,025)	(111,820)	(111,630)	(111,453)	(111,284)
Less: Perpetual non-cumulative preferred stock	(338,002)	(338,002)	(338,002)	(338,002)	(338,002)	(338,002)
Tier 1 common capital (Non-GAAP)	$ 1,906,525	$ 1,814,652	$ 1,775,299	$ 1,679,070	$ 2,560,272	$ 2,512,745

(1) Includes acquired loans that were originally recorded at fair value upon acquisition, credit card loans, and loans that have matured which are in the process of collection.
CONTACT: First Niagara Contacts

         Investors:
         Ram Shankar
         Senior Vice President, Investor Relations
         (716) 270-8623
         ram.shankar@fnfg.com

         News Media:
         David Lanzillo
         Senior Vice President, Corporate Communications
         (716) 819-5780
         david.lanzillo@fnfg.com